Exhibit 99.1
News Release

Investor Relations Contact:	Corporate Communications Contact:
Steven Melman, V.P. of Investor Relations	Abbie Kendall, Principal
PDF Solutions, Inc.	Armstrong Kendall, Inc.
Tel: (408) 938-6445	Tel: (503) 672-4681
Email: steven.melman@pdf.com	Email: abbie@akipr.com
PDF Solutions® To Acquire
Si Automation S.A.
Acquisition Will Open New Market For PDF’s Core CV Technology
     SAN JOSE, Calif., October 25, 2006 — PDF Solutions, Inc. (Nasdaq: PDFS), the leading provider of process-design integration technologies to enhance IC manufacturability, today announced that it has signed a definitive agreement to acquire Si Automation S.A. (SIA), a privately held Fault Detection and Classification (FDC) software and services provider, based in Montpellier, France.
     Under terms of the agreement, PDF Solutions will acquire SIA for approximately $26.6 million in cash and approximately 715,000 shares of PDF Solutions common stock, resulting in aggregate consideration of approximately $35.7 million, based upon the closing price of PDF Solutions common stock on the Nasdaq National Market yesterday of $12.68 per share, or approximately $30.4 million, net of expected net cash-on-hand at SIA, as of the close date of this transaction. PDF currently expects the transaction to close within a few days.
     At 90-nanometer production and beyond, process control software plays a critical role in enabling superior yield and equipment utilization in IC manufacturing operations. The advent of 300-mm fabrication facilities, with their associated higher capital costs, further exacerbates the risks and financial consequences of undesired process variations and excursions. Fault Detection and Classification (FDC) software provides fabs with the data collection and analysis capabilities
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required to rapidly identify the sources of process variations and excursions by monitoring equipment parameters.
     With an installed base at a majority of the top 20 semiconductor manufacturers around the world, SiA is the technical and market leader in FDC software. SIA’s Maestria® offering combines best-in-class data collection, processing, and analysis capabilities.
     Together with SIA, PDF Solutions will expand from its current strength in yield ramps to address the sources of yield loss in volume production. The combination and integration of Maestria, dataPOWER®, and PDF’s complete silicon characterization infrastructure will provide fabs with an unparalleled integrated yield optimization system. “Our customers have expressed their dream to use equipment data to identify and anticipate sources of yield loss,” stated John Kibarian, chief executive officer of PDF Solutions. “Until now, this dream has gone largely unfulfilled. By integrating FDC software with the yield resolution provided by PDF Solutions’ short flow CVs, we are creating a new era in process control software that will unleash the full power of using equipment data for variability reduction and excursion control. We have already begun client engagements in this space and we will work with SIA’s experienced management and engineering teams to deliver the integrated solutions that are required to realize this vision.”
     “SIA is extremely pleased by the opportunity to become part of PDF Solutions,” stated Richard Mousties, president and founder of SIA. “By joining with an industry leader, we are accelerating our ability to launch the next era of yield aware process control.”
     Upon closing of the transaction, PDF Solutions intends to continue to sell the Maestria software as a stand-alone product, in addition to offering the software as an option in PDF Solutions’ integrated yield ramp engagements.
Conference Call
As previously announced, PDF Solutions will hold a live conference call beginning at 3:00 p.m. Pacific Time/6:00 p.m. Eastern Time today to discuss this acquisition along with its third quarter 2006 financial results and its outlook. A live webcast of this conference call will be available on PDF Solutions’ website at http://ir.pdf.com/medialist.cfm. A replay of the call will be available at the same website address beginning approximately two hours after completion of the live call. Further, a copy of this press release will be available on PDF Solutions’ website at http://www.pdf.com/news_archive.phtml following the date of this release.
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About SIA:
SIA, based in Montpellier, France, is a privately held corporation founded in 1987. SIA’s products and services provide unique, real time, automatic fault detection, classification, identification and correction capabilities. The Maestria product integrates in a single package the logistics and algorithms required to perform equipment engineering and to build advanced process control models, which are executed on-line. Maestria was named “Best Product of the Year” by Semiconductor International in 2002. Since that time, SIA has been enhancing Maestria’s capabilities and ease of use, as well as encapsulating Maestria to serve as a platform for other advanced yield management applications. For more information, visit www.siautomation.com.
Maestria® is a registered trademark of Si Automation S.A..
About PDF Solutions:
PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF Solutions’ software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe, Japan and China. For more information, visit www.pdf.com.
PDF Solutions® and dataPOWER® are registered trademarsk of PDF Solutions, Inc.
Forward-Looking Statements:
Some of the statements in this press release are forward looking, including, without limitation, the agreement between the company and SIA, those regarding the ability of the company to close the transaction in the time projected, or at all, the ability of the company to integrate its existing products with Maestria software in an efficient and effective manner, potential future revenue opportunities to PDF Solutions, PDF’s ability to integrate and retain SIA’s employees, the ability to retain current customers and grow the customer base as a result of the transaction. The words “expect”, “believe” and similar expressions also identify forward-looking statements. Actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: failure to satisfy the conditions to closing set forth in the stock purchase agreement; failure to timely or
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successfully integrate PDF Solutions’ products with Maestria software; failure to integrate and retain employees; failure to retain current customers and grow potential future revenue opportunities; fluctuations in the price of PDF’s stock; unforeseen industry changes; changes in the U.S. and worldwide economic and political environments; and changes in the marketplace for our solutions, including the introduction of products and services competitive with PDF’s products and services. Readers should also refer to the risk disclosures set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its annual report on Form 10-K, most recently filed on March 16, 2006, and its quarterly reports on Form 10-Q, most recently filed on August 9, 2006. The forward-looking statements contained in this release are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.
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